EXHIBIT 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SPICY PICKLE FRANCHISING, INC.

The undersigned, acting as incorporator, pursuant to the provisions of the Colorado Business Corporation Act, as amended, hereby adopts the following Amended and Restated Articles of Incorporation:

ARTICLE ONE - NAME

The name of the corporation is SPICY PICKLE FRANCHISING, INC.

ARTICLE TWO - ADDRESS OF PRINCIPLE OFFICE

The address of the corporation’s principle office is 90 Madison Street, Denver, Colorado 80206.

ARTICLE THREE - AGENT

The registered agent for service of process is Marc Geman. The address of the registered agent is 90 Madison Street, Denver, Colorado 80206.

ARTICLE FOUR - CAPITAL STOCK

1. Authorized Stock. The Corporation shall have the authority to issue 200,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The number of authorized shares may be increased or decreased by such affirmative vote as may be required at the time by the Colorado Business Corporation Act.

2.  Preferred Stock. The Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the “Board of Directors”) is authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series and, by filing a certificate pursuant to the Colorado Business Corporation Act (hereinafter referred to as “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof prior to its issuance. Each such class or series of Preferred Stock shall have such voting powers as shall be authorized by the Board of Directors and stated in the applicable Preferred Stock Designation.

ARTICLE FIVE - INCORPORATOR

The name and address of the incorporator of the corporation is as follows: Marc Geman, 90 Madison Street, Denver, Colorado 80206.

ARTICLE SIX - LIABILITY OF DIRECTORS AND OFFICERS

No director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Six shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Colorado Business Corporation Act.

IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Articles of Incorporation this ___th day of October, 2006.

Marc Geman